CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-141801 on Form S-3 of Emeritus Corporation of our report dated June 7, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement) on the consolidated balance sheets of Summerville Senior Living, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2006, incorporated by reference from the Current Report on Form 8-K dated June 11, 2007.  We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of Amendment No. 2 to Registration Statement No. 333-141801.

/s/ Deloitte & Touche LLP

San Francisco, California
June 13, 2007